[LOGO] Astralis

For Immediate Release                                            August 12, 2003

                  Astralis Ltd Reports First Half 2003 Results

Fairfield, New Jersey, August 12, 2003 -- Astralis Ltd (OTCBB: ASTR) announced today its results for the period ending June 30, 2003. For the period from January 1, 2003 through June 30, 2003, the Company recorded a net loss of $2.8 million, or $0.07 per share. The Company, which is in the development stage, had no revenue during this period. Total stockholders' equity was $ 8.3 million as of June 30, 2003 and the Company had cash and marketable security balances totalling $ 2.5 million as of June 30, 2003.

Research and development expenses amounted to $2.1 million for the period ending June 30, 2003. This includes spending on preclinical studies for PsoraxineTM, the Company's first drug candidate for the treatment of Psoriasis.

Astralis Ltd
Mike Ajnsztajn, Chief Executive Officer                        +1 (973) 227 7168
Gina Tedesco, Chief Financial Officer
Email: info@astralisltd.com

                                  Astralis Ltd.
                          (A Development Stage Entity)
             Selected Statement of Operation Information (Unaudited)
                         January 1, 2003 to June 31 2003

Revenues                                                            $        --

Total Operating Expenses                                              2,851,687

Loss from Operations                                                ($2,851,687)

Other Income

     Investment Income                                              $    85,027

Net Loss to Common Stockholder                                      $(2,766,660)

     Basic and diluted loss per common share                        $     (0.07)